EXHIBIT 10.2

4901 Bakers Mill Lane

Richmond, VA 23230

[Date]

[Name of Grant Recipient]

[Address of Grant Recipient]

RE:Non-Employee Director Restricted Stock Award (RSA) Agreement

Dear [Name of Grant Recipient]:

LL Flooring Holdings, Inc. (the “Company”) has designated you to be a recipient of restricted shares of the common stock of the Company, par value $.001 per share (“Stock”), subject to the service-based vesting restrictions and other terms set forth in this Non-Employee Director Restricted Stock Award Agreement (the “Award Agreement”) and in the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan, as amended (the “Plan”).

The grant of these restricted shares of Stock is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The terms of the Plan are incorporated into this Award Agreement and, in the case of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. A copy of the Plan will be provided to you upon request.

1.Grant.  In consideration of your agreements contained in this Award Agreement, the Company hereby grants to you [Number of Shares of Stock Granted] shares of Company Stock (the “Restricted Stock”) as of [_____ ___, 20__] (the “Grant Date”).  The Restricted Stock is subject to the vesting requirement set forth in Section 2 below.  Until the vesting requirement has been satisfied, the Restricted Stock is forfeitable and nontransferable.

2.Vesting.  The grant of the Restricted Stock is subject to the following terms and conditions:

(a)The shares of Restricted Stock shall 100% vest, and shall no longer be subject to forfeiture, upon your continued service on the Board immediately prior to the next annual meeting of stockholders. Additionally, the Committee may in its sole discretion (but is not obligated to) determine that your shares of Restricted Stock shall become 100% fully vested upon the date you cease serving on the Board.

(b)The Restricted Stock granted hereunder shall also 100% vest upon a Change in Control of the Company (as defined in the Plan), to the extent not already vested, subject to your continued service on the Board immediately prior to the Change in Control.

(c)Your shares of Restricted Stock will be forfeited at the time you cease serving on the Board if the shares of Restricted Stock are not vested at such time and the Committee does not exercise its discretion to determine that your shares of Restricted Stock shall become vested at such time.

3.  Delivery of Unrestricted Shares of Stock.  When your shares of Restricted Stock become vested, you shall be entitled to receive unrestricted shares of Stock and, if your stock certificates evidencing the shares of Stock contain legends restricting the transfer of such shares of Stock, you will be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws).

4.Dividends.  During the period beginning with the Grant Date and ending with the vesting date under

Section 2 above or the earlier forfeiture of your Restricted Stock, (a) dividends or other distributions paid in shares of Stock on outstanding shares of Stock shall be paid to you, subject to the same restrictions as set forth in Section 2 above, with respect to the shares of Restricted Stock to which such dividends or other distributions relate, and (b) dividends or other distributions paid in cash on outstanding shares of Stock shall be held uninvested and without interest, subject to the same restrictions as set forth in Section 2 above, with respect to the shares of Restricted Stock to which such dividends or other distributions relate, and paid to you in cash, without interest, if and no later than thirty (30) day after the shares of Restricted Stock to which the dividends or other distributions relate become vested in accordance with the provisions of this Award Agreement.  You will not be entitled to receive any such dividends or other distributions paid on outstanding shares of Stock if your shares of Restricted Stock do not become vested.

5.Forfeiture and Repayment Provision.  If the Committee determines, in its sole discretion, that you have, at any time, willfully engaged in conduct that is harmful to the Company (or any Related Company), the Committee may declare that all or a portion of this Restricted Stock award is immediately forfeited. If the Committee determines, in its sole discretion, that you have willfully engaged in conduct that is harmful to the Company (or any Related Company), you shall repay to the Company all or any vested shares of Company Stock owned by you as a result of this Award Agreement or all or any of the amount realized as a result of the sale of Company Stock awarded to you under this Award Agreement plus any dividends or distributions paid to you in cash, to the extent required by the Committee; so long as you have been notified in writing of the Committee’s determination within one year of the vesting of such Company Stock or payment of such dividends or distributions, as applicable, under this Award Agreement. Repayment or forfeiture required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Your acceptance of the Restricted Stock reflected in this Award Agreement constitutes acceptance of the forfeiture and repayment provisions of this Section. Notwithstanding the foregoing, in the event that a Change in Control of the Company has occurred subsequent to the date of this Award Agreement, a determination that you have willfully engaged in conduct that is harmful to the Company (or any Related Company) must be made by a Committee the majority of which is made up of members who were serving as independent directors of the Company during the three-month period immediately preceding the Change of Control of the Company. Further, notwithstanding anything to the contrary in this Agreement, no repayment or clawback shall be applicable to actions that occurred either prior or subsequent to your term as a non-employee Director.

6.Cancellation of Restricted Stock.  To facilitate the cancellation of any Restricted Stock pursuant to Section 2 above, you hereby appoint the Chief Financial Officer of the Company as your attorney in fact, with full power of substitution, and authorize him or her, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the Company’s registrar and transfer agent of the forfeiture of such shares and, if necessary, to deliver to the registrar and transfer agent the certificate representing such shares together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact concerning a forfeiture under the terms of this Award Agreement.

7.Custody of Certificates.  At the option of the Company, custody of stock certificates evidencing the Restricted Stock shall be retained by the Company or held in uncertificated form.

8.Rights as a Shareholder.  Subject to the provisions of this Award Agreement, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Stock awarded to you under this Award Agreement from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends paid thereon in accordance with the provisions of Section 4.

9.Transfer Restrictions.  You may not sell, assign, transfer, pledge, hypothecate or encumber the Restricted Stock awarded to you under this Award Agreement prior to the time such Restricted Stock becomes fully vested in accordance with this Award Agreement.

10.Fractional Shares.  A fractional share of Company Stock will not be issued and any fractional shares shall be paid in cash.

11.Adjustments.  If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of your unvested Restricted Stock shall be proportionately adjusted by the Committee, whose determination shall be binding.

12.Notices.  Any notice to be given to the Company under the terms of this Award Agreement shall be addressed to the Chief Financial Officer at LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230. Any notice to be given to you shall be addressed to you at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

13.Applicable Securities Laws.  You may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws. The Company may delay delivery of the Restricted Stock and/or unrestricted shares of Stock until you have executed such indication or agreements.

14.Acceptance of Restricted Stock.  By signing this Award Agreement, you indicate your acceptance of the Restricted Stock and your agreement to the terms and conditions set forth in this Award Agreement which, together with the terms of the Plan, shall become the Company’s Award Agreement with you. You also hereby acknowledge that a copy of the Plan has been made available and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, the Restricted Stock granted under this Award Agreement will not become vested if you do not accept this Award Agreement in writing (as set forth below) and return the executed agreement within thirty (30) days after the Grant Date.

15.Clawback.  Pursuant to Section 13.07 of the Plan, any Award granted pursuant to the Plan also is subject to such deductions, repayment and clawback as may be required by any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), or as otherwise set out herein. Acceptance of the Restricted Stock granted hereunder constitutes acceptance of the repayment provisions described in Section 13.07 of the Plan. Notwithstanding anything to the contrary in this Agreement, no repayment or clawback shall be applicable to actions that occurred either prior or subsequent to your term as a non-employee Director.

16.Section 83(b).  You may elect (as required by Section 83(b) of the Code) within thirty (30) days after the Grant Date to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of the Restricted Stock.  You acknowledge, however, that it is your sole responsibility, and not the Company’s, to file timely and properly make the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if you decide to make such election, and you agree to timely provide the Company with a copy of any such election.

17.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of your legatees, distributees, and personal representatives and the successors of the Company. Any references herein to the Company (or any Related Company) shall include any successor company to either.

18.Section 409A.  It is intended that the delivery of shares of Stock and the payment of dividends or other distributions under this Award Agreement will be exempt from the requirements of Section 409A of the Code.  Notwithstanding the foregoing, the Company shall not be liable to you or any other person if the Internal Revenue Service or any court or other authority determines for any reason that any delivery of shares of Stock or payment of dividends or other distributions are subject to taxes, penalties or interest as the result of failing to be exempt from, or comply with, Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Non-Employee Director Restricted Stock Award Agreement to be signed, as of [________, 20__].

LL FLOORING HOLDINGS, INC.

By:

[Name of Authorized Officer]

[Title of Authorized Officer]

Agreed and Accepted:

[Name of Grant Recipient]

Date